RANDGOLD & EXPLORATION COMPANY LIMITED
(Incorporated in the Republic of South Africa)
(Registration Number 1992/005642/06)
Share Code: RNG ISIN: ZAE000008819
Nasdaq trading symbol: RANGY
("Randgold")

CHANGES TO BOARD

In compliance with Rule 3.67 of the Listing Requirements of the JSE Securities Exchange South Africa, Randgold announces that with effect from Tuesday 18 November 2003, the following appointment and changes to functions of the board of directors have been approved:
* Appointment as executive director of Mr. G T Miller
* Appointment as non-executive chairman of Mr. R A R Kebble, who previously held the position as executive chairman
* Appointment as chief executive officer of Mr. R B Kebble, who previously held the position as a non-executive director
* Appointment as executive director of Mr. H C Buitendag, who previously held the position as a non-executive director
* Appointment as non-executive director of Mr. L R Ncwana, who previously held the position as an independent non-executive director.

The board of Randgold is now as follows:

R A R Kebble - non-executive chairman
R B Kebble - chief executive officer
D Ashworth - independent non-executive director
H C Buitendag - executive director
G T Miller - executive director
M B Madumise - independent non-executive director
L R Ncwana - non-executive director
A C Nissen - independent non-executive director

Johannesburg
20 November 2003

SPONSOR
HSBC